Exhibit 5.1

OPINION OF MORI HAMADA & MATSUMOTO REGARDING THE

VALIDITY OF THE SECURITIES BEING REGISTERED

May 23, 2007

Mitsubishi UFJ Financial Group, Inc.

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330

Japan

Registration Statement on Form F-4 of Mitsubishi UFJ Financial Group, Inc.

Dear Sirs and Mesdames:

We have been acting as legal advisers to Mitsubishi UFJ Financial Group, Inc. (the “Company”), a joint stock corporation incorporated under the Company Law of Japan, regarding the share exchange (the “Share Exchange”) of the Company and Mitsubishi UFJ Securities Co., Ltd. (“Mitsubishi UFJ Securities”) pursuant to the share exchange agreement (the “Share Exchange Agreement”) between the Company and Mitsubishi UFJ Securities dated March 28, 2007, whereby shareholders of Mitsubishi UFJ Securities will become shareholders of the Company.

As such legal advisers, we have been asked to render our opinion as to certain legal matters in connection with the Registration Statement on Form F-4 (the “Registration Statement”) of the Company filed with the United States Securities and Exchange Commission (File No. 333-138106), for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), certain shares (the “Shares”) of the Company’s common stock to be allocated in connection with the Share Exchange to United States shareholders of common stock of Mitsubishi UFJ Securities recorded as of the day immediately preceding the date of the Share Exchange. For such purpose, we have examined, inter alia, the following documents:

(i)	a certified copy of the Share Exchange Agreement;

(ii)	certified copies of the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of the Company;

(iii)	a certified copy of the Commercial Register of the Company certified by the Tokyo Legal Bureau of the Ministry of Justice dated April 5, 2007;

(iv)	a certified copy of excerpts of the minutes of the meeting of the Board of Directors of the Company held on March 28, 2007; and

(v)	a certified copy of excerpts of the minutes of the meeting of the Board of Directors of Mitsubishi UFJ Securities held on March 28, 2007.

We have also examined such other certificates and corporate and other records and documents of the Company and such other matters, documents and records, and considered such questions of law, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and based on assumptions stated below, we are of the opinion that:

(a)	the Shares have been legally issued, fully paid and non-assessable and when the Shares have been duly delivered pursuant to and in accordance with the terms and conditions set forth in the Share Exchange Agreement, the Shares will be validly transferred to relevant shareholders of Mitsubishi UFJ Securities; and

(b)	the statements set forth in the Registration Statement under the captions “Questions and Answers About the Share Exchange—What are the Japanese tax consequences of the share exchange?”, “Summary—Material Tax Consequences—Japanese Taxation”, “The Share Exchange—Tax Consequences of the Share Exchange—Japanese Tax Consequences” and “Taxation—Japanese Taxation”, insofar as they purport to constitute a summary of Japanese tax law, fairly summarize such Japanese tax law.

In rendering the above opinion, we have assumed in all relevant cases that (i) the Share Exchange is approved by the necessary general shareholders meeting of Mitsubishi UFJ Securities, scheduled to be held on June 28, 2007, (ii) all necessary governmental authorization and approvals are acquired or completed, (iii) registration of the Share Exchange in the Company’s Commercial Register scheduled to be made on or around October 3, 2007 is duly made, (iv) Mitsubishi UFJ Securities complies with all document retention, shareholder notice and other procedural requirements imposed by the Company Law of Japan in connection with the Share Exchange, (v) the above documents are, where appropriate, executed in the form or substantially in the form of the copies examined by us, (vi) the contents of the above documents are factually and/or legally true and accurate and that we can rely on such truthfulness and accuracy and (vii) all relevant matters would be found to be legal, valid and binding under the applicable laws of, or not otherwise contrary to public policy or any mandatory provisions of applicable laws of, any jurisdiction other than Japan, as presently or hereafter in force or given effect. Furthermore, we have assumed due authorization of the transactions contemplated by and due execution and delivery of all the agreements or instruments referred to above by the respective parties thereto other than the Company, all substantially in the form of the copies thereof examined by us, which facts we have not independently verified.

The above opinion is limited to the laws of Japan and is given on the basis that it will be governed and construed in accordance with the laws of Japan. We have made no investigation on any laws of any jurisdiction other than Japan and neither express nor imply any opinion as to the effect of any law of any jurisdiction other than Japan.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we also consent to the reference made to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

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Yours faithfully,

MORI HAMADA & MATSUMOTO

By:	/s/ TORU ISHIGURO
Toru Ishiguro

By:	/s/ KENTARO MOGAMI
Kentaro Mogami